Exhibit 99.1

Laser Photonics Receives Nasdaq Notice Regarding Delayed Quarterly Report

ORLANDO, FL, May 22, 2026 – Laser Photonics Corporation (NASDAQ: LASE) (“Laser Photonics” or the “Company”), a global leader in laser systems for industrial and defense applications, today announced that on May 21, 2026, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Quarterly Report”) with the U.S. Securities and Exchange Commission (the “SEC”), the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”).

The Notice has no immediate effect on the listing or trading of the Company’s securities on Nasdaq. However, if the Company fails to timely regain compliance with the Listing Rule, the Company’s securities will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice to either file the Quarterly Report or submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules. If a plan is submitted and accepted, the Company may be granted up to 180 calendar days from the Quarterly Report’s due date, or November 16, 2026, to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company is working diligently to complete and file the Quarterly Report and expects to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a global leader in laser systems for industrial and defense applications. The Company develops and manufactures advanced laser technologies used in cleaning, surface preparation, and precision material processing across demanding operating environments. Laser Photonics serves a broad range of end markets, including defense and government, aerospace, energy, maritime, automotive, and advanced manufacturing. Through a combination of internal development, strategic acquisitions, and partnerships, the Company continues to expand its product portfolio and address new applications where performance, efficiency, and environmental considerations are critical. For more information, please visit laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results to differ materially from those indicated by these forward-looking statements. These forward-looking statements include, among other things, statements regarding the Company’s ability to file the Quarterly Report and regain compliance with Nasdaq’s listing rules. These risks and uncertainties include, but are not limited to, the impacts of federal government funding disruptions and shutdowns on our contracts, operations, capital-raising activities, and strategic initiatives. We encourage readers to review the “Risk Factors” in our Registration Statement and other filings with the Securities and Exchange Commission for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact

Lucas A. Zimmerman & Ian Scargill

MZ Group - MZ North America

(262) 357-2918

LASE@mzgroup.us

www.mzgroup.us